Second Amendment
to the Transfer Agency and Service Agreement
Dated December 3, 2004 by and among
California Investment Trust and
ALPS Fund Services, Inc.

THIS AMENDMENT is made as of May 6, 2010, by and between California Investment Trust (the "Trust") and ALPS Fund Services, Inc. ("ALPS"),

WHEREAS, the Trust and ALPS have entered into a Transfer Agency Service Agreement (the "Agreement") dated December 3, 2004;

WHEREAS, effective May 6, 2010, Class A and Class B will be added to the Equity Income Fund and the U.S. Government Securities Fund, each a series of the Trust;

WHEREAS, the Trust and ALPS wish to modify the Agreement to reflect the additions of the share classes.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A - CIT Fund List. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

California Investment Trust /s/ Steve Rogers Name: Steve Rogers Title: CEO	ALPS Fund Services, Inc. By: /s/ Jeremy O. May Name Jeremy O. May Title: President

SCHEDULE A
To the Amended Transfer Agency and Service Agreement

CIT Fund List
Dated as of May 6, 2010

CALIFORNIA TAX-FREE INCOME FUND
Investor Class

CALIFORNIA INSURED INTERMEDIATE FUND
Investor Class

CALIFORNIA TAX-FREE MONEY MARKET FUND
Investor Class

S&P 500 INDEX FUND
Investor Class ClassK

S&P MIDCAP INDEX FUND
Investor Class Class K

S&P SMALLCAP INDEX FUND
Investor Class Class K

EQUITY INCOME FUND
Investor Class Class K Class A Class B

NASDAQ-100 INDEX FUND
Investor Class Class K

EUROPEAN GROWTH & INCOME FUND
Investor Class Class K

U.S. GOVERNMENT SECURITIES FUND
Investor Class Class K Class A Class B

SHORT-TERM U.S. GOVT BOND FUND
Investor Class Class K

THE UNITED STATES TREASURY TRUST
Investor Class Class K